EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
11/10/11	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD’S POSITIONED FOR CONTINUED
GROWTH UNDER THE PLAN TO WIN

OAK BROOK, IL – During the Company’s investor meeting today, McDonald’s Corporation Chief Executive Officer Jim Skinner and members of senior management reiterated the Company’s commitment to its strategic plan – the Plan to Win – and outlined opportunities and investments to further modernize the Brand, enhance customer relevance and sustain the Company’s performance for the future.
    Jim Skinner said, “Over the past nine years the Plan to Win has been the right blueprint for McDonald’s and remains relevant today.  It has enabled us to perform well in both robust and challenging economic environments.  Most importantly, the Plan is supported by our unparalleled competitive advantages in size and scale, our financial strength and our System alignment.”

McDonald’s reaffirmed its constant currency growth targets:
•	Average annual sales growth of 3% to 5%
•	Average annual operating income growth of 6% to 7%, and
•	Return on incremental invested capital in the high teens

During the meeting, the Company highlighted the following for 2012:
•	Capital expenditures of about $2.9 billion, providing for more than 1,300 new restaurant openings and over 2,400 reimages
•	Commodity cost forecast reflecting an increase in the Company’s overall basket of goods of 4.5% to 5.5% in the U.S. and 2.5% to 3.5% in Europe
•
G&A is expected to increase 7% in constant currencies driven by certain technology investments to accelerate future restaurant capabilities and the timing of the 2012 Olympics and Worldwide Owner/Operator convention. The Company expects the magnitude of the increase to be confined to 2012

    Skinner continued, “McDonald’s long-term growth targets have served us well and remain intact going forward.  They are realistic and sustainable for a company of our size, particularly as we invest to widen our competitive advantages and stretch our Brand.”
    Chief Operating Officer Don Thompson said, “We are intensifying our efforts behind three global priorities that represent our greatest opportunities under the Plan to Win – optimizing and evolving our menu, modernizing the customer experience and broadening accessibility to our Brand. I am confident in our strategies and the ability of our talented System to execute against these priorities as we drive toward our mission to become our customers’ favorite place and way to eat and drink.”
    Chief Financial Officer Pete Bensen said, “We are operating from a position of strength and now is an opportune time to accelerate new store openings and reimaging to modernize our Brand.  We have the financial resources and discipline to invest wisely, and given our strong returns we are increasing our capital expenditures to about $2.9 billion for 2012.”
    Bensen continued, “The first priority for our significant cash flow remains reinvesting in our business to be increasingly relevant to our customers.  After that, we expect to return all of our free cash flow to shareholders over the long term through a combination of dividends and share repurchases.  Through October 2011, we have returned $5.1 billion to shareholders and expect to finish the year at around $6 billion.”
    Skinner concluded, “McDonald’s unwavering commitment to and outstanding execution of the Plan to Win has created significant brand differentiation and strong business momentum.  McDonald’s is well-positioned for sustained profitable growth and I am confident that the investments we are making today will yield long-term value for our shareholders in the future.”

RELATED COMMUNICATIONS

    The Company plans to release November 2011 sales on December 8, 2011.

    McDonald’s is the world’s leading global foodservice retailer with more than 33,000 locations serving approximately 64 million customers in 119 countries each day.  More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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